Exhibit 99.1

News Release

One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: January 25, 2021, 4:30 p.m. EST	Contact: Jack Isselmann, Media Relations Justin Roberts, Investor Relations 503-684-7000

Greenbrier Appoints New Lead Director

~ Adm. Thomas Fargo assumes role from Duane McDougall, who continues as Independent Director ~

~ Furthers commitment to board refreshment and board leadership by independent directors ~

Lake Oswego, Oregon, January 25, 2021 – The Greenbrier Companies, Inc. (NYSE: GBX) (“Greenbrier”), announced today the appointment of four-star Admiral Thomas B. Fargo, USN (ret.) to the company’s Lead Director position. Fargo joined Greenbrier’s Board in 2015 as an Independent Director and has served as Chair of the Compensation Committee since 2017.

Fargo assumes the role of Lead Director from Duane McDougall, who held the position from 2014 to January 2021. McDougall previously served as the CEO of forest products company, Willamette Industries. McDougall serves on the board of Boise Cascade, where he was Board Chair from 2013-2015, and as Lead Director for privately-owned insurance and financial company, The Standard. He remains an Independent Director and member of all Greenbrier Board committees. Fargo continues as Compensation Committee Chair and as a member of the Nominating and Corporate Governance Committee.

In 2020, Fargo worked with McDougall and the Chairman of the Nominating and Corporate Governance Committee, Kelly Williams, to adopt a policy that upon the retirement of Chairman and CEO William A. Furman in 2022, only independent directors will be eligible to serve as Board Chair.

“I am pleased to add the role of Lead Director and continue my contributions to Greenbrier,” said Fargo. “Our Board is deeply committed to member refreshment and good governance practices. Together with our other Board colleagues, we will continue to pursue Director and management succession planning, Director education, Board recruitment and socially responsible policies concerning respect for people and the environment. Active engagement with Shareholders throughout the year continues as a top priority for our Board and management team. We are deeply grateful to our Shareholders for their confidence in Greenbrier.”

Fargo joined Greenbrier’s Board of Directors in 2015 as a retired military commander with subsequent private sector experience in defense, maritime and other transportation industries. As Commander of the U.S. Pacific Command (2002-2005), he led the world’s largest unified command while directing the joint operations of the Army, Navy, Marine Corps and Air Force in the Pacific Theater, a geographic area encompassing over six million square miles. In this role, Fargo acted as U.S. military representative for collective defense arrangements in the Pacific, ultimately responsible to the President and the Secretary of Defense through the Chairman, Joint Chiefs of Staff. Fargo’s naval career included six tours in Washington, D.C. and extensive duties in the Pacific, Indian Ocean and Middle East, including serving as Commander-in-Chief of the U.S. Pacific Fleet and Commander of the Naval Forces of the Central Command based in Bahrain in the Arabian Gulf.

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Greenbrier Appoints New Lead Director (cont.)	Page 2

Fargo also serves on the board of directors for Hawaiian Electric Industries, Matson and USAA, the private, member-owned insurer and financial services company. In 2020, Fargo completed nine years as Board Chair of Huntington Ingalls Industries, America’s largest military shipbuilder and manufacturer of nuclear submarines and aircraft carriers. He also earlier served on the boards of Northrop Grumman Corporation, Alexander & Baldwin, Inc. and Hawaiian Airlines.

“We are fortunate to have an experienced and accomplished Board of Directors, with four members being appointed within the last five years. Nine out of Greenbrier’s 10 directors qualify as independent. Each of our directors brings valuable perspectives as we execute our strategy, drive market competitiveness and enhance value for all Greenbrier stakeholders,” said Furman. “In addition to Admiral Fargo’s experience on our Board, during the past five years, he is also well-versed in governance practices that will influence important business dynamics in the years ahead. Tom, Duane and Kelly have led Greenbrier’s Board on several best governance practices. In 2020, along with Independent Director Wanda Felton, this group refreshed our diversity and inclusion policies, including launching our IDEAL commitment, displaying our dedication to respect for people. These directors and their Board colleagues have championed Greenbrier’s talent pipeline and environmental, social and governance programs. We look forward to Admiral Fargo’s expanded contributions as Lead Director. Speaking for our Board, we also thank Duane McDougall for his outstanding contributions to Greenbrier during his time as Lead Director.”

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Greenbrier designs, builds and markets freight railcars and marine barges in North America. Greenbrier Europe is an end-to-end freight railcar manufacturing, engineering and repair business with operations in Poland, Romania and Turkey that serves customers across Europe and in the nations of the Gulf Cooperation Council. Greenbrier builds freight railcars and rail castings in Brazil through two separate strategic partnerships. We are a leading provider of freight railcar wheel services, parts, repair, refurbishment and retrofitting services in North America through our wheels, repair & parts business unit. Greenbrier offers railcar management, regulatory compliance services and leasing services to railroads and related transportation industries in North America. Through unconsolidated joint ventures, we produce industrial and rail castings, and other components. Greenbrier owns a lease fleet of 8,400 railcars and performs management services for 407,000 railcars. Learn more about Greenbrier at www.gbrx.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including any statements that are not purely statements of historical fact. These forward-looking statements may include, without limitation, statements about succession management as well as other information regarding future performance and strategies. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

Information on these risks and other potential factors that could cause our results to differ from our forward-looking statements is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent Form 10-Q filing. Except as otherwise required by law, the Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.

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